Tesoro Corporation Announces the Salt Lake City Expansion and Feedstock Advantage Project

SAN ANTONIO - December 5, 2011 - Tesoro Corporation (NYSE:TSO) today announced its intention to invest approximately $180 million on a capital project at the Salt Lake City, Utah refinery that will expand crude oil throughput capacity by 7%. The project allows the Company to increase throughput of transportation-advantaged black wax and yellow wax crude oil to 21 mbpd, an increase of over 100%. The project also includes capital for conversion unit upgrades designed to drive a nearly 3% increase in clean product yield at the refinery. Based on current estimates, the project has a payback period of less than two years and is expected to be completed in two stages in 2013 and 2014, subject to required permitting.
In conjunction with this project, Tesoro has entered into a crude oil supply agreement with Newfield Exploration Company to provide 18 mbpd of black wax and yellow wax crude oil for a seven-year period, beginning in 2013.
“This project is another great example of our ability to invest capital in high-return short payback projects, providing Tesoro the unique opportunity to capture incremental feedstock advantages within our system,” said Greg Goff, President and CEO. “We are excited about our partnership with Newfield around this growing supply of domestic crude oil and look forward to both companies enjoying the strong economic benefits of the opportunity.”

Tesoro will host an Analyst and Investor Presentation at the New York Stock Exchange today at 2:30 p.m. ET. Management will provide additional details regarding the Salt Lake City Project. A live audio webcast and accompanying presentation will be accessible via the Tesoro Investor Relations web site at http://www.tsocorp.com/Investors. A replay of the webcast will be available within 24 hours after the conclusion of the presentation.

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro's retail-marketing system includes nearly 1,200 branded retail stations, of which over 375 are company operated under the Tesoro, Shell and USA Gasoline™ brands.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the Salt Lake City refinery project and our expectations about capital spending and payback periods. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof."

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, (210) 626-7702

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